Whitestone Adds Another Independent Member to the Board of Trustees,
Expanding the Board to Seven Members

Houston, Texas, February 13, 2020 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”), a leading owner and operator of e-commerce resistant, community-centered retail properties producing industry leading, long-term Total Shareholder Returns(1), announced today that Jeff Jones has been added to the Company’s Board of Trustees (the “Board”) as a Class II member of the Board, effective today. With the addition of Mr. Jones, the Board will expand to seven members.

Whitestone Chairman and CEO Jim Mastandrea commented, “I am pleased to welcome Jeff to the Board of Trustees. His leadership, experience, and deep financial skillset make him an excellent addition to the Board.”

Jeff Jones is a Managing Director at Stephens Inc. He co-headed Blackhill Partners, an investment banking and restructuring firm, from 2011 through the firm’s acquisition from its founder and the firm’s subsequent sale to Stephens Inc. in 2018. Mr. Jones has over 35 years of experience as an investment banker and restructuring advisor. He has served as a company director and has advised healthy and distressed companies, creditors and shareholders.

Mr. Jones holds a BBA from the Cox School of Business at Southern Methodist University. He is a Chartered Financial Analyst (CFA) and a Certified Turnaround Professional (CTP). He holds FINRA Series 7, 63 and 79 licenses.

Mr. Jones has chaired finance committees, served on audit committees and been qualified as an expert in valuation, sale process and interest rates in federal courts in the Northeast, including Delaware, the Midwest and the Southern United States.

Mr. Jones commented, “I am honored to be appointed to Whitestone’s Board of Trustees. It is an exciting time to be a part of Whitestone and I am looking forward to serving the shareholders.”

Mr. Mastandrea concluded, “Jeff brings a unique knowledge base, financial expertise, and an understanding of corporate governance that should be immediately accretive to our already strong and deep Board. Jeff’s addition will only strengthen a Board that will continue to oversee the successful execution of Whitestone’s differentiated e-commerce resistant business model.”
About Whitestone REIT
Whitestone is a community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality "e-commerce resistant" neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provides daily necessities, needed services and entertainment to the communities in which they are located. Whitestone's properties are primarily located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest growing U.S. population centers with highly educated workforces, high household incomes and strong job growth. For additional information, visit www.whitestonereit.com.

(1)
Whitestone REIT Total Shareholder Return as compared to its peers based on SNL data. Performance Period: 2017 - 2019. Total shareholder return is defined as share price change plus re-invested dividends. Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, RPT Realty, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Site Centers Corp., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period

Contact Whitestone REIT:
Kevin Reed
Director of Investor Relations
(713) 435-2219
ir@whitestonereit.com